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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol     7. Individual or Joint/Group Filing
                                                                                                  (Check applicable line)
                                                  CIB Marine Bancshares, Inc. (not listed)         X   Form filed by One Reporting
                                                  (formerly known as Central Illinois             ---- Person
                                                  Bancorp, Inc.)                                       Form Filed by More Than One
  Baker           Norman                                                                          ---- Reporting Person
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  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for
                                                  Number of Reporting        Month/Year
                                                  Person , if an Entity
                                                  (Voluntary)
14493 S. Padre Island Drive, Suite A, Box 321                               December, 1999
---------------------------------------------                             -------------------
                 (Street)                                                 5. If Amendment,
   Corpus Christi,  TX              78418                                    Date of Original
---------------------------------------------                                (Month/Year)
  (City)         (State)              (Zip)
                                                                          6. Relationship of Reporting Person to
                                                                             Issuer (Check all applicable)
                                                                              X  Director         10% Owner
                                                                             ----              ---
                                                                                 Officer (give    Other (Specify
                                                                             ----        title ---       below)
                                                                                         below)


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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-     7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:         direct
                                               (Instr. 8)                                End of Issuer's     Direct        Benefi-
                                  (Month/                                                Fiscal Year         (D) or        cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect      Owner-
                                   Year)                Amount    (A) or      Price                          (I)           ship
                                                                  (D)                                        (Instr. 4)    (Instr.
                                                                                                                           4)
    Common stock                12/31/99      A         40         A        $2,518.73       2,448               D
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Director Stock Option (right  $1,274.91                                        (1)     1/01/05    Common   10
to buy)(1)                                                                                        stock
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Director Stock Option (right  $1,630.51                                        (2)     4/25/06    Common   13
to buy)(2)                                                                                        stock
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Director Stock Option (right  $1,960.56                                        (3)     2/25/08    Common   100
to buy)(3)                                                                                        stock
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Director Stock Option (right  $2,434.48                                        (4)     7/29/09    Common   37
to buy)(4)                                 7/29/99      A        37                               stock
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 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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      10                         D
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      13                         D
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      100                        D
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      37                         D
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Explanation of Responses:

(1) Five shares of the director stock option vested on January 1, 1998, and the    /s/ Norman Baker                 02-04-2000
    remaining five shares vested on January 1, 2000.                               ---------------------------      ----------
                                                                                   Signature of Reporting Person      Date
(2) The director stock option vests in five equal annual installments which
    began on April 25, 1997.                                                                                      Page 2

(3) The director stock option vests in five equal annual installments which began on February 25, 1999.

(4) The director stock option vests in five equal annual installments beginning on July 29, 2000.
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